Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated July 31, 2020, relating to the balance sheets of Avanti Acquisition Corp. as of July 25, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the periods from July 24, 2020 through July 25, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 16, 2020